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Exhibit 10-Agreement for Legal Services

                                                    April 16, 1999



         Franklin W. Brooks
         Chairman, President & CEO
         Saf T Lok Incorporated
         1101 Northpoint Parkway
         West Palm Beach, Florida 33407

                                  Re: Agreement for Legal Services
         Dear Mr. Brooks:

         You have asked Ruben & Aronson, LLP (the "Firm") to accept payment for services in the form of common stock of Saf T Lok Incorporated (the "Company") in order to permit the Company to continue availing itself of the Firm's services while the Company seeks additional working capital. This letter agreement, which is entered into as of the 16th day of April, 1999, will set forth the understanding of the Company and the Firm with respect to (i) satisfaction of outstanding invoices for legal services and out-of-pocket expenses; and (ii) legal services to be performed in the months of April, May and June of 1999. because the rules governing conduct of attorneys in the District of Columbia require that the material terms of a contract for legal services be memorialized in a written retainer agreement, I have set them forth below.

1. Prior Fees. Pursuant to a June 1998 retainer agreement, the Firm has performed services and rendered invoices, some of which remain unpaid. The total amount due for services rendered through March 31, 1999 is $40,679.96 in fees (the "Prior Fees) and $1,497.95 in out-of-pocket expenses (which expenses the Company will pay by check upon due execution of this agreement. The Company has requested that the Firm accept payment for the Prior Fees in the form of 35,190 shares of the common stock of the Company (calculated by dividing the Prior Fees by $1.156, the closing price of the Company's common stock as quoted by Nasdaq on the date of this agreement).

2. Future Services. The Company has engaged the Firm to perform legal services in the areas of corporate and securities law. Specifically, the Firm will perform such services as the Company may request in connection with (1) preparation of the Company's periodic filings with the Securities and Exchange Commission (in cooperation with the Company's independent auditors); (ii) drafting of contracts and press releases (in cooperation with the Company's public relations consultants) (iii) documenting private placements of the Company's securities; (iv) preparation of registration statements; (v) representing the Company in the investigation being conducted by Enforcement Division of the Securities and Exchange Commission; and (vi) providing such additional general corporate and securities advice as the Company may request. All work will be performed at reasonable times and upon reasonable notice by the Company. The Firm has not been engaged to represent any

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other persons or parties with respect to such matters, and the Firm's representation of the Company specifically such other representation.

         Notwithstanding the breadth of the above described tasks, this is a limited representation. The Firm has not been engaged to perform services for the Company with respect to such matters as public offerings of securities (except as otherwise set forth herein), litigation, and mergers and acquisitions. To the extent the Company requires such services, the Firm would be pleased to bid on providing such services. In no event, however, shall the Firm be obligated to perform or provide services outside the scope of the Firm's expertise. For example, the Company acknowledges that the Firm will not be required to provide advice or services with respect to tax law or intellectual property law.

3. Fees; Basis for Determination. In addition to the description of the services to be performed by the Firm, the District of Columbia requires us to set forth the fee to be charged for such services and the basis upon which it was determined. The fees for legal services with respect to these matters will not be based upon the Firm's standard hourly rates, which range from $125 to $250 per hour, but rather a fixed fee of $20,000 per month (the "Future Fees"). Rule
1.5 of the District or Columbia Rules of Professional Conduct permits such fee arrangements so long as the fee charged is reasonable under the circumstances. The factors to be considered in determining the reasonableness of the fee, as set forth in the Rule, include the time and labor required, the novelty and difficulty of the questions involved, the skill requisite to perform the legal service properly, the likelihood, if apparent to the client, that the acceptance of the particular employment will preclude other employment by the lawyer, the time limitations imposed by the client or the circumstances, and the experience, reputation, and ability of the lawyer or lawyers performing the services. Applying these factors, the Firm believes the fee to be charged meets the Rule's requirement of reasonableness. In the event experience proves that such fees for the tasks assigned do not constitute reasonable compensation for bona fide services rendered, the Firm shall so advise the Company and propose an adjustment in the fee. The Firm encourages the Company, however, to consult with other counsel and advisors before entering this agreement.

         The fee is not contingent upon the closing of a transaction or any other event or outcome and will be deemed earned, due, and payable upon receipt as provided by District of Columbia law. The Company will not be billed for normal secretarial or clerical staff time, nor for computer time associated with the word processing and billing systems. The Company will be billed for all out-of-pocket disbursements incurred, which may typically include facsimile and photocopier services, computer research costs, postage, copying, long distance telephone calls, cab fares, mileage reimbursements, airline tickets, overnight accommodations and out-of-town meal charges (when performance of the assigned tasks requires travel), messengers, and secretarial overtime charges caused by any time constraints which make such charges unavoidable, as a practical matter, in the due course of business.
All bills are due upon receipt, and prompt payment is appreciated.

 4. Term. This Agreement shall be for a period three months ending June 30, 1999.
         The Company may terminate this Agreement at any time, with or without cause. The Firm may terminate this Agreement at any time for cause, and upon thirty (30) days written

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notice without cause, so long as such termination is consistent with the Firm's obligations under the District or Columbia Rules of Professional Conduct. In the event of termination of this Agreement, the Firm will refund to the Client any portion of the fee paid for which services have not yet been rendered. Such refund may be in cash or common stock of the Company (as described below) at the Firms election.


 5.   Issuance of Common Stock; Registration.

         (a) Issuance As an accommodation to the Company, given the Company's current cash shortage, the Firm agrees that the Company may pay the Firm's fees (but not out-of-pocket expenses), at the Company's option, either in cash or through the issuance of the Company's common stock. The common stock will be issued at a price per share equal to the closing price of the stock as of April 16, 1999: $1.156 per share. Accordingly, the Company will issue 35,190 shares for the Prior Fees and 51,903 shares for the Future Fees.

         (b) Registration. Upon execution and delivery of this Agreement, the Company will issue to the Firm 87,093 shares of the Company's common stock, which upon registration on Form S-8 by the Company will constitute full satisfaction for the Prior Fees and the Future Fees. In connection with such registration, the Company will file with the Securities and Exchange Commission such periodic filings and post-effective amendments as may be required to maintain the effectiveness of the registration statement fur two years or until all of the shares have been sold. All shares delivered to the Firm shall be issued without restrictive legend or stop transfer, and shall be deemed fully paid and non-assessable. For any month during which (i) either party terminates this Agreement; or (ii) the Firm and the Company agree that a lesser fee is due, the Company shall be entitled to the return of the appropriate number of shares and to cancel such shares and return them to authorized but unissued status.

         (c) Suitability. The Firm acknowledges that an investment in the Company's common stock involves a high degree of risk and that the Company's independent auditors have included a going concern qualification in the Company's financial statements. The Firm warrants and represents to the Company that an investment in the common stock is a suitable investment for the Firm. The Firm intends to deposit the shares into a blind trust so that the Firm will not make any investment decisions at any time that the Firm possesses material non-public information concerning the Company.

         By signing this agreement, the Company Understands that the Firm cannot promise or guarantee the outcome of the matters undertaken on behalf of the Company. Any comment about the outcome of the Company's matters are expressions of judgment only and are based upon the extent of the factual knowledge of the attorney expressing the opinion at the time of the expression of such judgment.

         If you have any questions concerning the Firm's representation or any matters pertaining to this agreement, please do not hesitate to contact me before signing below.

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                                                    Respectfully submitted,

                                                    /s/Ruben & Aronson, LLP
                                                    RUBEN& ARONSON, LLP



         READ, CONSIDERED AND AGREED:
         SAF T LOK INCORPORATED

         By:/s/Franklin W. Brooks
         Franklin W. Brooks, President